Amended Schedule A

Dated April 29, 2026

to the

Expense Limitation Agreement

Dated July 1, 2022

Between

Touchstone ETF Trust and Touchstone Advisors, Inc.

FYE 12/31

Fund	Operating Expense Limit	Termination Date
Touchstone Dividend Select ETF	0.49%	April 29, 2027
Touchstone Dynamic International ETF	0.65%	April 29, 2027
Touchstone International Equity ETF	0.37%	April 29, 2027
Touchstone Large Company Growth ETF	0.67%	April 29, 2027
Touchstone Sands Capital Emerging Markets ex-China Growth ETF	0.79%	April 29, 2027
Touchstone Sands Capital US Select Growth ETF	0.67%	April 29, 2027
Touchstone Securitized Income ETF	0.39%	April 29, 2027
Touchstone Strategic Income ETF	0.49%	April 29, 2027
Touchstone Ultra Short Income ETF	0.25%	April 29, 2027
Touchstone US Large Cap Focused ETF	0.55%	April 29, 2027

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE ETF TRUST

By:	/s/ Terri A. Lucas
Name: Terri A. Lucas
Title: Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By:	/s/ Benjamin J. Alge
Name: Benjamin J. Alge
Title: President

By:	/s/ Terrie A. Wiedenheft
Name: Terrie A. Wiedenheft
Title: Chief Financial Officer